UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                         LASER MORTGAGE MANAGEMENT, INC.
                         -------------------------------
                                (Name of Issuer)

                         Common Stock,  $.001 par value
                         -------------  ---------------
                         (Title of Class of Securities)

                                   518 06 D100
                                 --------------
                                 (CUSIP Number)

                                  June 2, 1999
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              (Page 1 of 14 pages)

                                  SCHEDULE 13G

CUSIP No. 51806D100                                        Page 2 of 14 Pages
          ---------

1    NAME OF  REPORTING  PERSONS  S.S.  OR  I.R.S.  IDENTIFICATION  NO. OF ABOVE
     PERSONS

     Jay Buck

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)[ ]   (b)[ ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OR ORGANIZATION

     United States


5 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

     0


6 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER

     225,300


7 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER

     0


8 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER

     225,300


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     225,300


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.3%


12   TYPE OF REPORTING PERSON*

     IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                                page 2 of 14 pages

                                  SCHEDULE 13G

CUSIP No. 51806D100                                        Page 3 of 14 Pages
          ---------

1    NAME OF  REPORTING  PERSONS  S.S.  OR  I.R.S.  IDENTIFICATION  NO. OF ABOVE
     PERSONS

     Demeter Asset Management, Inc.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)[ ]   (b)[ ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OR ORGANIZATION

     Delaware


5 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

     0


6 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER

     225,300


7 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER

     0


8 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER

     225,300


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     225,300


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.3%


12   TYPE OF REPORTING PERSON*

     CO

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                                page 3 of 14 pages

                                  SCHEDULE 13G

CUSIP No. 51806D100                                        Page 4 of 14 Pages
          ---------

1    NAME OF  REPORTING  PERSONS  S.S.  OR  I.R.S.  IDENTIFICATION  NO. OF ABOVE
     PERSONS

     Mariner Partners, L.P.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)[ ]   (b)[ ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OR ORGANIZATION

     Delaware


5 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

     0


6 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER

     797,400


7 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER

     0


8 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER

     797,400


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     797,400


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.5%


12   TYPE OF REPORTING PERSON*

     PN

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                                page 4 of 14 pages

                                  SCHEDULE 13G

CUSIP No. 51806D100                                        Page 5 of 14 Pages
          ---------

1    NAME OF  REPORTING  PERSONS  S.S.  OR  I.R.S.  IDENTIFICATION  NO. OF ABOVE
     PERSONS

     Mariner GP LP

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)[ ]   (b)[ ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OR ORGANIZATION

     Delaware


5 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

     0


6 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER

     797,400


7 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER

     0


8 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER

     797,400


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     797,400


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.5%


12   TYPE OF REPORTING PERSON*

     PN

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                                page 5 of 14 pages

                                  SCHEDULE 13G

CUSIP No. 51806D100                                        Page 6 of 14 Pages
          ---------

1    NAME OF  REPORTING  PERSONS  S.S.  OR  I.R.S.  IDENTIFICATION  NO. OF ABOVE
     PERSONS

     Mariner Inc.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)[ ]   (b)[ ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OR ORGANIZATION

     Delaware


5 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

     0


6 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER

     797,400


7 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER

     0


8 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER

     797,400


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     797,400


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.5%


12   TYPE OF REPORTING PERSON*

     CO

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                                page 6 of 14 pages

                                  SCHEDULE 13G

CUSIP No. 51806D100                                        Page 7 of 14 Pages
          ---------

1    NAME OF  REPORTING  PERSONS  S.S.  OR  I.R.S.  IDENTIFICATION  NO. OF ABOVE
     PERSONS

     William J. Michaelcheck

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)[ ]   (b)[ ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OR ORGANIZATION

     United States


5 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

     0


6 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER

     797,400


7 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER

     0


8 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER

     797,400


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     797,400


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.5%


12   TYPE OF REPORTING PERSON*

     IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                                page 7 of 14 pages

                                  SCHEDULE 13G

CUSIP No. 51806D100                                        Page 8 of 14 Pages
          ---------

1    NAME OF  REPORTING  PERSONS  S.S.  OR  I.R.S.  IDENTIFICATION  NO. OF ABOVE
     PERSONS

     Rockwood Asset Management, Inc.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)[ ]   (b)[ ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OR ORGANIZATION

     Delaware


5 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

     0


6 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER

     225,300


7 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER

     0


8 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER

     225,300


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     225,300


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.3%


12   TYPE OF REPORTING PERSON*

     CO

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                               page 8 of 14 pages

                                  SCHEDULE 13G

CUSIP No. 51806D100                                        Page 9 of 14 Pages
          ---------

1    NAME OF  REPORTING  PERSONS  S.S.  OR  I.R.S.  IDENTIFICATION  NO. OF ABOVE
     PERSONS

     Rockwood Partners, L.P.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)[ ]   (b)[ ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OR ORGANIZATION

     Delaware


5 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

     0


6 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER

     225,300


7 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER

     0


8 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER

     225,300


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     225,300


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.3%


12   TYPE OF REPORTING PERSON*

     PN

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                               page 9 of 14 pages

Items 2(a), 4 and 5 of the Schedule 13G filed by the Reporting Persons on April 22, 1999 are hereby amended to read in their entirety as follows:

Item 2(a).  Name of Person Filing:

            This statement is filed by:

            (i) Jay Buck ("Buck") with respect to the shares of Common Stock, par value $.001 per share ("Common Stock") of the Company beneficially owned by (a) Demeter Asset Management, Inc., a Delaware corporation ("Demeter"), of which Buck is the sole stockholder, President and a director and (b) Rockwood Asset Management Inc., a Delaware corporation ("RAM"), of which Buck is the sole stockholder, President and a director;

            (ii) Demeter, with respect to the shares of Common Stock also beneficially owned by Rockwood Partners, L.P., a Delaware limited partnership ("Rockwood Partners"), for which Demeter serves as investment manager;

            (iii) Mariner Partners with respect to the shares of Common Stock owned directly by it;

            (iv) Mariner GP LP, a Delaware limited partnership ("Mariner GP"), with respect to the shares of Common Stock also beneficially owned by Mariner Partners, L.P., a Delaware limited partnership ("Mariner Partners"), of which Mariner GP is the general partner;

            (v) Mariner, Inc., a Delaware corporation, with respect to the shares of Common Stock also beneficially owned by Mariner GP of which Mariner Inc. is the general partner;

            (vi) William J. Michaelcheck ("Michaelcheck"), with respect to the shares of Common Stock also beneficially owned by Mariner Inc., of which Michaelcheck is the sole stockholder, President and a director.

            (vii) RAM, with respect to the shares of Common Stock also beneficially owned by Rockwood Partners, of which RAM is the general partner; and

            (viii) Rockwood Partners, with respect to the shares of Common Stock owned directly by it.

            The foregoing persons are hereinafter collectively referred to as the "Reporting Persons."


Item 4.  Ownership.

     A.  Buck
         (a)   Amount beneficially owned:
         (b)   Percent of class:     1.3%
         (c)   (i)    Sole power to vote or direct the vote:             0
               (ii)   Shared power to vote or direct the vote:           225,300
               (iii)  Sole power to dispose or direct the disposition:   0
               (iv)   Shared power to dispose or direct the disposition: 225,300

                              (Page 10 of 14 pages)

     B.  Demeter
         (a)   Amount beneficially owned:  225,300
         (b)   Percent of class:     1.3%
         (c)   (i)    Sole power to vote or direct the vote:             0
               (ii)   Shared power to vote or direct the vote:           225,300
               (iii)  Sole power to dispose or direct the disposition:   0
               (iv)   Shared power to dispose or direct the disposition: 225,300

     C.  Mariner Partners
         (a)   Amount beneficially owned:  797,400
         (b)   Percent of class:     4.5%
         (c)   (i)    Sole power to vote or direct the vote:             0
               (ii)   Shared power to vote or direct the vote:           797,400
               (iii)  Sole power to dispose or direct the disposition:   0
               (iv)   Shared power to dispose or direct the disposition: 797,400

     D.  Mariner GP
         (a)   Amount beneficially owned: 797,400
         (b)   Percent of class:     4.5%
         (c)   (i)    Sole power to vote or direct the vote:             0
               (ii)   Shared power to vote or direct the vote:           797,400
               (iii)  Sole power to dispose or direct the disposition:   0
               (iv)   Shared power to dispose or direct the disposition: 797,400

     E.  Mariner Inc.
         (a)   Amount beneficially owned:  797,400
         (b)   Percent of class:     4.5%
         (c)   (i)    Sole power to vote or direct the vote:             0
               (ii)   Shared power to vote or direct the vote:           797,400
               (iii)  Sole power to dispose or direct the disposition:   0
               (iv)   Shared power to dispose or direct the disposition: 797,400

     F.  Michaelcheck
         (a)   Amount beneficially owned:  797,400
         (b)   Percent of class:     4.5%
         (c)   (i)    Sole power to vote or direct the vote:             0
               (ii)   Shared power to vote or direct the vote:           797,400
               (iii)  Sole power to dispose or direct the disposition:   0
               (iv)   Shared power to dispose or direct the disposition: 797,400

     G.  RAM
         (a)   Amount beneficially owned:  225,300
         (b)   Percent of class:     1.3%
         (c)   (i)    Sole power to vote or direct the vote:             0

                              (Page 11 of 14 pages)

               (ii)   Shared power to vote or direct the vote:           225,300
               (iii)  Sole power to dispose or direct the disposition:   0
               (iv)   Shared power to dispose or direct the disposition: 225,300

     H.  Rockwood Partners
         (a)   Amount beneficially owned:  225,300
         (b)   Percent of class:     1.3%
         (c)   (i)    Sole power to vote or direct the vote:             0
               (ii)   Shared power to vote or direct the vote:           225,300
               (iii)  Sole power to dispose or direct the disposition:   0
               (iv)   Shared power to dispose or direct the disposition: 225,300


Item 5.  Ownership of Five Percent of Less of a Class.

         On June 2, 1999 Mariner Partners transferred 797,400 shares of Common Stock to another account maintained by Mariner Partners over which Demeter has no voting or investment power. Therefore, on such date Demeter and Buck ceased to have beneficial ownership of such shares and none of the Reporting Persons was the beneficial owner of more than five percent of the outstanding Common Stock.



                              (Page 12 of 14 pages)

                                    SIGNATURE




         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:            June 2,  1999


                                            /s/Jay Buck
                                            -------------------------------
                                            Jay Buck


                                            DEMETER ASSET MANAGEMENT, INC.



                                            By: /s/Jay Buck
                                               ----------------------------
                                                 Jay Buck
                                                 President


                                            MARINER PARTNERS, INC., L.P.
                                            By: Mariner GP LP, General Partner
                                            By: Mariner, Inc., General Partner



                                            By: /s/William Michaelcheck
                                               ----------------------------
                                                 William Michaelcheck
                                                 President

                                            MARINER GP LP
                                            By:  Mariner Inc., General Partner



                                            By: /s/William Michaelcheck
                                               ----------------------------
                                                 William Michaelcheck
                                                 President


                              (Page 13 of 14 pages)

                                            MARINER INC.



                                            By: /s/William Michaelcheck
                                               ----------------------------
                                                 William Michaelcheck
                                                 President



                                            /s/William Michaelcheck
                                            -------------------------------
                                                 William Michaelcheck


                                            ROCKWOOD ASSET MANAGEMENT, INC.




                                            By: /s/Jay Buck
                                               ----------------------------
                                                 Jay Buck
                                                 President


                                            ROCKWOOD PARTNERS, L.P.
                                            By:  Rockwood Asset Management, Inc.
                                                 General Partner



                                              By: /s/ Jay Buck
                                                 ----------------------------
                                                 Jay Buck
                                                 President



                              (Page 14 of 14 pages)